Exhibit 99.1

Contact:

Julie Wood
510-597-6505

FOR IMMEDIATE RELEASE

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

EMERYVILLE, CALIF. May 5, 2005 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported a net loss of $16.1 million, or $0.46 per share, for the quarter ended March 31, 2005, compared with a net loss of $8.2 million, or $0.25 per share, for the same quarter in 2004. The net loss for the first quarter of 2005 reflects the ongoing investment in sorafenib (formerly known as BAY 43-9006), an anticancer compound that Onyx is codeveloping with Bayer Pharmaceuticals Corporation.

“The first quarter was an extremely productive period for Onyx,” said Hollings C. Renton, the company’s president and chief executive officer. “The single most important achievement was the favorable analysis from the ongoing Phase III kidney cancer trial demonstrating that disease progression was significantly delayed in patients receiving sorafenib. Based on these data, Onyx and Bayer are preparing a new drug application for the approval of sorafenib in this indication.”

Renton added, “Consequently, we anticipate our spending to increase as we build our field sales force and participate in other precommercial marketing activities. As a result, we expect our net loss for the year to be at or above $85 million, which was the high end of the previously announced range. We are currently updating our financial plan, and we will have more specific information during the next quarterly call.”

For the quarter ended March 31, 2005, Onyx reported revenue of $1.0 million. The company recognized no revenue for the quarter ended March 31, 2004. The 2005 revenue represented a payment received from Shanghai Sunway Biotech Co., Ltd for exclusive rights to the p53-selective virus, ONYX-015. Total operating expenses were $18.3 million in the first quarter of 2005, as compared to $8.7 million during the same period in the prior year. The $9.6 million increase was primarily due to clinical development and marketing expenses associated with sorafenib, as well as higher general and administrative costs, reflecting investments needed to support the company’s growth.

Research and development costs were $13.5 million in the first quarter of 2005 compared to $6.6 million in the first quarter of 2004. The increase was primarily due to sorafenib expenses associated with the large ongoing Phase III kidney cancer trial, as well as the expanding clinical development program, including commencement of a Phase III trial in liver cancer. Marketing costs were $2.0 million in the first quarter of 2005 as compared to $289,000 in the same period in the prior year. The increase was due to precommercial marketing activities in preparation for the anticipated commercial launch of sorafenib in 2006. General and administrative costs were $2.8 million in the first quarter of 2005 as compared to $1.8 million in the first quarter of 2004. The change was due to increased

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Onyx reports first quarter 2005 financial results
May 5, 2005

spending required to support the company’s growing infrastructure needs, including employee-related costs for additional headcount, as well as costs associated with the company’s new corporate office. In the first quarter of 2004, the lower occupancy costs in the company’s former facility reflected prior restructuring write downs related to the discontinued use of a portion of that leased facility and the disposal of certain property and equipment.

As of March 31, 2005, the company had cash, cash equivalents, and marketable securities of $193.6 million compared to $209.6 million at December 31, 2004. The decrease reflects the cash used in operations during the first quarter of 2005.

Conference Call with Management Today
Onyx’s management will host a teleconference and webcast today discussing the company’s financial results. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Interested parties may access the live webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112065&eventID=1057496 or by dialing 617-801-9713 and using the passcode 65889781. A replay of the presentation will be available on the Onyx website, or by dialing 617-801-6888 and using the pass code 95464035 approximately one hour after the teleconference concludes. The replay will be available through June 5, 2005.

About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including sorafenib with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.

This press release contains forward-looking statements regarding the development, as well as the commercial launch of sorafenib and Onyx’s anticipated net loss for 2005. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company’s expectations. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended and its Quarterly Reports on Form 10-Q.

(see attached tables)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Total revenue	$1,000	$—
Operating expenses:
Research and development	13,532	6,615
Marketing	1,954	289
General and administrative	2,846	1,801

Total operating expenses	18,332	8,705

Loss from operations	(17,332)	(8,705)
Interest income, net	1,232	524

Net loss	$(16,100)	$(8,181)

Basic and diluted net loss per share	$(0.46)	$(0.25)

Shares used in computing basic and diluted net loss per share	35,274	32,555

CONDENSED BALANCE SHEET
(in thousands)

	March 31,	Dec. 31,
	2005	2004
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$193,594	$209,624
Other current assets	4,207	3,807

Total current assets	197,801	213,431
Property and equipment, net	1,609	1,623
Other assets	581	492

Total assets	$199,991	$215,546

Liabilities and stockholders’ equity
Current liabilities	$16,194	$15,558
Advance from collaboration partner	20,000	20,000
Stockholders’ equity	163,797	179,988

Total liabilities and stockholders’ equity	$199,991	$215,546

(1)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004.

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